Exhibit 10.5

Levine Leichtman Capital Partners III, L.P.

335 North Maple Drive, Suite 240

Beverly Hills, CA 90210

June 30, 2006

Butler International, Inc.

Butler Service Group, Inc.

Butler Services International, Inc.

Butler Telecom, Inc.

Butler Services, Inc.

Butler Utility Service, Inc.

Butler Publishing, Inc.

110 Summit Avenue

Montvale, New Jersey 07645

Re:	Securities Purchase Agreement - Letter Agreement

Ladies and Gentlemen

Reference is made to the Securities Purchase Agreement, dated the date hereof, (the “Agreement”) by and among Butler International, Inc., a Maryland corporation, (the “Parent”), Butler Service Group, Inc., a New Jersey corporation (“BSG”), Butler Services International, Inc., a Delaware corporation (“BSI”), Butler Telecom, Inc., a Delaware corporation (“Butler Telecom”), Butler Services, Inc., a Delaware corporation (“Butler Services”), Butler Utility Service, Inc., a Delaware corporation (“Butler Utility”), Butler Publishing, Inc., a Delaware corporation (“Butler Publishing” and together with Parent, BSG, BSI, Butler Telecom, Butler Services, and Butler Utility, are referred to hereinafter each individually as “Company”, and individually and collectively, jointly and severally, as the “Companies”), Parent’s subsidiaries signatory thereto as guarantors and Levine Leichtman Capital Partners III, L.P., a California limited partnership (the “Purchaser”). Terms used but not defined in this Letter Agreement that are defined in the Agreement have the meanings set forth in the Agreement.

1.	Certain Defined Terms

“Designated Indebtedness” shall mean the outstanding obligations due and owing in respect to any Indebtedness of the Companies in the form of a term loan other than (a) the principal balance of the Loans (as defined in the Bank Credit Documents) outstanding under the Bank Credit Documents as of the Closing Date and (b) the principal balance of the Notes outstanding as of the Closing Date.

“Montvale Property” shall mean that certain real property owned by Butler Realty located at 110 Summit Avenue, Montvale, New Jersey 07645, and as more properly described in Schedule 1 attached hereto.

“U.S. Government Obligations” shall mean securities that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as full faith and credit obligations by the United States of America, that, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligations held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt for any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt.

2.	Agreement

(a)         On or before March 31, 2007, the Companies shall have prepaid or defeased at least $7,000,000 of the aggregate outstanding principal balance of the Designated Indebtedness exclusive of any prepayments or other repayments made out of or otherwise as a result of any sale, lease, transfer or disposition of any asset of any Company Party (other than the sale of the Montvale Property) (the “Debt Reduction”).

(b)        In the event the Designated Indebtedness shall not have been prepaid on or before March 31, 2007 as required pursuant to clause (a) above, the Applicable Interest Rate (as defined in the Notes) shall be increased by one (1) percentage point (the “Increased Applicable Interest Rate”). The Increased Applicable Interest Rate shall begin to accrue on April 1, 2007 and shall continue until such time as the Designated Indebtedness is prepaid or defeased in the amount required pursuant to clause (a) above.

(c)         Immediately upon consummation of the sale or other disposition of the Montvale Property, the proceeds of such sale shall be applied first, to purchase the U.S. Government Obligations that shall be payable as to principal and interest in such amounts and at such times as are sufficient to pay the principal of and interest on the outstanding obligations due and owing under the GMAC Credit Documents on the dates such installments are due to redemption or stated maturity, second, to the outstanding Loans until paid in full, and third, to the outstanding principal amount of the Notes.

This Letter Agreement shall be governed by the internal laws of the State of California. This Letter Agreement is an Investment Document under the Agreement and may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Letter Agreement by telefacsimile shall be equally effective as delivery of a manually executed counterpart.

Except as, and then only to the extent otherwise required by disclosure requirements under applicable securities law, the Companies will not disclose this Letter Agreement or its contents to any person other than to its counsel and to its financial advisors on a need to know basis.

Very truly yours,

LEVINE LEICHTMAN CAPITAL PARTNERS, INC.,

a California corporation

On behalf of LEVINE LEICHTMAN CAPITAL PARTNERS III, L.P.,

a California limited partnership

By:  /s/ Steven Hartman

Name: Steven Hartman

Title: Vice President

ACCEPTED AND AGREED:

BUTLER INTERNATIONAL, INC., a Maryland corporation By: /s/ Edward M. Kopko Name: Title:
BUTLER SERVICE GROUP, INC., a New Jersey corporation By: /s/ Edward M. Kopko Name: Title:
BUTLER SERVICES INTERNATIONAL, INC., a Delaware corporation By: /s/ Edward M. Kopko Name: Title:
BUTLER TELECOM, INC., a Delaware corporation By: /s/ Edward M. Kopko Name: Title:

BUTLER SERVICES, INC., a Delaware corporation By: /s/ Edward M. Kopko Name: Title:
BUTLER UTILITY SERVICE, INC., a Delaware corporation By: /s/ Edward M. Kopko Name: Title:
BUTLER PUBLISHING, INC., a Delaware corporation By: /s/ Edward M. Kopko Name: Title:

Schedule 1

Description of Montvale Property

RECORD AND RETURN
LAND TITLE AGENCY INC.
464 VALLEY BROOK AVE.
LYNDHURST, N.J. 64071
(201) 804-5844

LEGAL DESCRIPTION

ALL that certain tract of parcel of land and premises, s ituate, lying and being in the Borough of Montvale, in the County of Bergen, and State of New Jersey, more particularly described as follows:

BEGINNING at a point on the southerly sideline of Summit Avenue described as the North West corner of a parcel of land described in Deed Book 1964, page 114 recorded in the Bergen County Clerk’s Office; said point also being 904.84 feet Northwest from the intersection of the southerly sideline of Summit Avenue and the westerly sideline of Spring Valley Road and running thence:

(1)	South 04 degrees 05 minutes 00 seconds West, 325.84 feet to a point; thence
(2)	South 84 degrees 00 minutes 00 seconds East, 74.51 feet to a point; thence
(3)	South 00 degrees 35 minutes 00 seconds West, 258.39 feet to a point; thence
(4)	South 88 degrees 20 minutes 00 seconds East, 69.24 feet to a point; thence
(5)	South 05 degrees 41 minutes 00 seconds West, 355.97 feet to a point; thence
(6)	South 74 degrees 52 minutes 00 seconds East, 145.32 feet to a point; thence
(7)	South 23 degrees 52 minutes 00 seconds West, 122.02 feet to a point; thence
(8)	South 57 degrees 37 minutes 10 seconds East, 42.90 feet to a point; thence
(9)	South 07 degrees 45 minutes 15 seconds West, 484.80 feet to a point; thence
(10)	North 82 degrees 14 minutes 45 seconds West, 287.80 feet to a point; thence
(11)	South 07 degrees 45 minutes 15 seconds West, 460.00 feet to a point; thence
(12)	North 86 degrees 14 minutes 50 seconds West, 223.27 feet to a point; thence
(13)	North 03 degrees 44 minutes 40 seconds East, 580.34 feet to a point; thence
(14)	North 03 degrees 03 minutes 00 seconds East, 291.52 feet to a point; thence
(15)	South 81 degrees 56 minutes 30 seconds East, 74.51 feet to a point; thence

(16)       North 03 degrees 00 minutes 00 seconds East, 1157.78 feet to a point on the southerly sideline of Summit Avenue; thence;

(17)       Along Summit Avenue South 86 degrees 48 minutes 00 seconds East, 238.57 feet to the point or place of BEGINNING.

Being known as Lot 2 in Block 1102 on the Official Tax Map of the Borough of Montvale in the County of Bergen and State of New Jersey.

Commonly known as 110 Summit Avenue, Borough of Montvale in the County of Bergen and State of New Jersey.

EXHIBIT B

(Post-Closing Survey Requirements)

1.    The Survey shall be prepared in accordance with ALTA/ACSM requirements and procedures and shall:

(a)

be a current “as-built” survey of the land showing the location of any adjoining streets (including) their widths and any pavement or other improvements), easements (including the recording information with respect to all recorded instruments), the mean high water base line or other legal boundary lines of any adjoining bodies of water, fences, zoning or restriction setback lines, rights-of-way, utility lines to the points of connection, and any encroachments;

(b)

locate all means of ingress and egress, certify the amount of acreage and square footage, indicate the address of the premises, contain the legal description of the premises, and also contain a location sketch of the project;

(c)

show the location of all improvements as constructed on the land, all of which shall be within the boundary lines of the land and conform to all applicable zoning ordinances, set-back lines and restrictions and the surveyor shall certify compliance in the foregoing;

(d)	indicate the location of any improvements on the land with the dimensions in relation to the lot and building lines;
(e)	show measured distances from the improvements to be set back from street or property lines in the event that deed restrictions, recorded plats or zoning ordinances required same; and
(f)	designate all courses and instances referred to in the legal description, and indicate the names of all adjoining owners on all sides of the property, to the extent available.
2.	The legal description of the land must be shown on the face of the Survey, and it must conform to the legal description contained in the title insurance commitment and policy.
3.	The Survey should be certified in the following manner;

“We hereby certify to GMAC Commercial Mortgage Corporation, a California corporation, its successors and assigns and to [Title Company], its successors, nominees and assigns and [Lender’s counsel]: (a) that the survey represented herein is an accurate survey of all the real property legally described herein; (b) that the within survey properly and accurately indicates and locates all improvements on the real property as of the date of the survey; (c) that the within survey was prepared under the direct supervision and control of the undersigned from an actual survey made of the real property legally described herein; (d) that there are no encroachments either across property lines or zoning restriction lines in effect as of the date of the survey (e) that the within survey property designates and locates all visible or recorded easements as of the date of the survey; (f) ingress and egress to the subject property is provided by [name of street or road] upon which the property abuts, the same being a paved and dedicated right-of-way maintained by [name of governmental authority]; (g) the property is [or is not] located in an area designated as a special flood hazardous area by the U.S. Department of Housing and Urban Development, and lies in a zone “_______” of minimum flooding; (h) the subject property does not service any adjoining property for drainage, ingress, egress or any other purpose; (i) that the land, as described on the survey, does not constitute an illegal subdivision of land under local, county or city ordinances; (j) that the location of the improvements on the subject property does not constitute a violation of any zoning or set-back requirements; and (k) that the within survey was prepared in accordance with the existing code of practice for land surveyors adopted by the American Congress on Surveying and Mapping, and any applicable [insert name of state] professional surveyor’s associations and land title associations, and complies with all applicable [insert name of state] laws.”